SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. ___)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional  Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          American Annuity Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          American Annuity Group, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1.   Title of each class of securities to which transaction applies:

       2)   Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       4)   Proposed maximum aggregate value of transaction:

[ ] Fee paid previously with preliminary materials.
[ ] Checkbox if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)    Amount Previously Paid:

       2)    Form, Schedule or Registration Statement No.:

       3)    Filing Party:

       4)    Date Filed:

                                                                PRELIMINARY COPY


                          AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio 45202



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                           To Be Held on May 16, 2000



To Our Stockholders:

     You are invited to attend the Annual Meeting of Stockholders of American Annuity Group, Inc. ("AAG" or the "Company"). The meeting will be held in the Filson Room of the Cincinnatian Hotel, Sixth and Vine Streets, Cincinnati, Ohio at 10:00 A.M. Eastern Time on Tuesday, May 16, 2000.

     The purposes of the meeting are:

     1.   To elect seven directors;

     2. To approve an amendment to the Company's Certificate of Incorporation to change its name to "Great American Financial Resources, Inc."

     3. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 17, 2000 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, stockholders can vote their shares (i) via a toll free telephone call in the U.S. and Canada, or (ii) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.




                                                      Carl H. Lindner
                                                      Chairman of the Board

Dated:  March 17, 2000

                                                                PRELIMINARY COPY


                                 PROXY STATEMENT

                          AMERICAN ANNUITY GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 16, 2000



                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AAG for use at the Annual Meeting of Stockholders to be held at 10:00 A.M. on Tuesday, May 16, 2000, and any adjournment thereof (the "Annual Meeting"). The Company will pay the cost of soliciting proxies.

     The approximate mailing date of this Proxy Statement and the accompanying proxy form is March 31, 2000.

Outstanding Voting Securities of AAG

     Holders of record of the common stock, $1.00 par value per share, of AAG (the "Common Stock") at the close of business on March 17, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. At the Record Date, 42,383,949 shares of Common Stock were issued and outstanding.

     Holders of Common Stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting.

Principal Stockholders

     As of the Record Date, the only person known to the Company to own beneficially more than 5% of AAG's Common Stock was American Financial Group,
Inc. and its  subsidiaries  ("AFG"),  One East Fourth Street,  Cincinnati,  Ohio
45202, which beneficially owned 35,059,995 shares, or approximate-ly 82.7% of the shares outstanding as of the Record Date.

     Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for the benefit of them and their families (collectively the "Lindner Family"), the beneficial owners of approximately 48% of AFG's voting stock, share voting and dispositive power with AFG with respect to the shares of AAG Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of AAG.

Action to be Taken at the Meeting

     All shares represented by a properly executed and unrevoked proxy (including shares voted by telephone) will be voted at the Annual Meeting or any adjournments thereof in accordance with the directions of the holder. Unless a contrary direction is indicated, such shares will be voted for the seven nominees for director named herein and for Proposal No. 2 to change the Company's name to Great American Financial Resources, Inc.

     Should any of the nominees for election as a director become unable to stand for election, which is not anticipated, the proxy holders will vote for the election of such other person as the Board of Directors may recommend.

                        PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Director

     Directors will be elected to hold office until the next annual meeting and until their successors are elected and qualified.

     The number of directors to be elected at the Annual Meeting is seven. The seven directors so elected will, upon such election, constitute the entire Board of Directors.

     In accordance with AAG's Certificate of Incorporation, the only candidates eligible for election at the Annual Meeting are candidates nominated by the Board of Directors and candidates nominated at the meeting by a stockholder who has complied with the procedures set forth in the Certificate of Incorporation.

     The persons nominated by the Board of Directors to serve as directors for the ensuing year are CARL H. LINDNER, S. CRAIG LINDNER, ROBERT A. ADAMS, RONALD
G. JOSEPH, JOHN T. LAWRENCE III, WILLIAM R. MARTIN and RONALD W. TYSOE. See "MANAGEMENT" for information relating to the nominees. The seven nominees receiving the highest numbers of votes will be elected as directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE SEVEN NOMINEES LISTED ABOVE. THE COMPANY HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR THE ABOVE NOMINEES.

        PROPOSAL 2: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

     On February 29, 2000, the Board of Directors unanimously adopted, and recommended that the stockholders of the Company approve, a proposal to amend the Company's Certificate of Incorporation to change its name to "Great American Financial Resources, Inc."

     The Company initially changed its name to American Annuity Group, Inc. in December, 1992. At that time, the Company's sole operating subsidiary was Great American Life Insurance Company which was primarily engaged in the sale of tax-deferred annuities. Since 1992, the Company has diversified its operations to include additional complementary lines of business. The Board of Directors believes that the Company can benefit from a name that reflects the breadth of the products and services that the Company offers.

     The text of the proposed amendment is as follows:

     RESOLVED: that Article First of the Company's Certificate of Incorporation be amended to read, in its entirety, as follows:

     FIRST: The name of the corporation shall be "Great American Financial Resources, Inc."

     If the proposed amendment to the Company's Certificate of Incorporation is approved by the stockholders at the Annual Meeting, the name change will become effective upon the filing of a certificate of amendment to the Company's Certificate of Incorporation with the Secretary of State of Delaware.

     Approval of this amendment requires the affirmative vote of a majority of all outstanding shares of the Company's Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "GREAT AMERICAN FINANCIAL RESOURCES, INC." AAG HAS BEEN INFORMED THAT AFG INTENDS TO VOTE ITS SHARES FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                   MANAGEMENT

     The directors and executive officers of AAG are:


                                                                    Director or
         Name           Age*              Position                 Officer Since
         ----           ----      -----------------------------    -------------

Carl H. Lindner          80       Chairman of the Board                1987

S. Craig Lindner         44       Chief Executive Officer              1993
                                  and President, Director

Robert A. Adams          54       Vice Chairman                        1992

Ronald G. Joseph         63       Director                             1994

John T. Lawrence III     48       Director                             1994

William R. Martin        70       Director                             1994

Ronald W. Tysoe          46       Director                             1999

Charles R. Scheper       47       Chief Operating Officer              1999

John B. Berding          37       Executive Vice President,            1993
                                  Investments

Keith A. Jensen          48       Executive Vice President             1997

William J. Maney         50       Executive Vice President,            1993
                                  Treasurer and Chief
                                  Financial Officer

Mark F. Muething         40       Executive Vice President,            1993
                                  General Counsel and
                                  Secretary

Jeffrey S. Tate          43       Executive Vice President             1993

Richard L. Magoteaux     39       Vice President                       1996

Christopher P. Miliano   41       Vice President, Controller           1993
                                  and Assistant Treasurer

* As of March 1, 2000

     Carl H. Lindner has been Chairman of the Board since 1987. Until November 1999, Mr. Lindner also served as Chief Executive Officer of the Company. Mr. Lindner also serves as Chairman of the Board and Chief Executive Officer of AFG, a diversified financial services company, and Chairman of the Board of Chiquita Brands International, Inc., a leading international marketer, producer and distributor of bananas and other quality fresh and processed food products. AFG owns a substan-tial beneficial interest (approximately 36%) in Chiquita. He also serves as a director of American Financial Corporation ("AFC"), all of the Common Stock of which is owned by AFG. Carl H. Lindner is the father of S. Craig Lindner.

     S. Craig Lindner was elected Chief Executive Officer of AAG in November 1999. Prior thereto, he served as President and a director of AAG since March 1993. Mr. Lindner is President and has during the past five years been Senior Executive Vice President of American Money Management Corpora-tion ("AMM"), a subsidiary of AFG which provides invest-ment services for AFG and its affiliated compa-nies, including AAG. He is also Co-President and a director of AFG and AFC.

     Robert A. Adams was elected Vice Chairman of AAG in November 1999. Prior thereto, he served as Executive Vice President and Chief Operating Officer of the Com-pany since December 1992 and a director since 1993.

     Ronald G. Joseph has been a director of AAG since March 1994. For more than five years, Mr. Joseph has been Chief Executive Officer and attorney of various Cincin-nati-based automo-bile dealerships and real estate holdings.

     John T. Lawrence III has been a director of AAG since March 1994. Mr. Lawrence has been a Senior Vice President with PaineWebber Incorporated, a national investment banking firm, since January 1993.

     William R. Martin has been a director of AAG since March 1994. Although currently retired, Mr. Martin was previously President of both Tominy, Inc. and M.B. Computing, Inc., which are privately held software development companies. Mr. Martin is also a director of AFG and AFC.

     Ronald W. Tysoe has been a director of AAG since February 1999. For more than five years, Mr. Tysoe has been Vice Chairman of Federated Department Stores, Inc. ("Federated"). From April 1990 until October 1997, Mr. Tysoe also served as the Chief Financial Officer of Federated. Mr. Tysoe also serves as a director of E. W. Scripps Company.

     Charles R. Scheper was elected Chief Operating Officer of AAG in November 1999. In May 1999, Mr. Scheper was elected a Group President of AAG. Beginning in January 1998, Mr. Scheper was employed by the Company serving in various capacities. For more than five years prior thereto, Mr. Scheper served as the President of the Life Division of Pioneer Financial Services, inc.

     John B. Berding was elected Executive Vice President of AAG in May 1999. Prior thereto, he served as Senior Vice President - Investments of AAG since March 1993. During the past five years, he has also been a Vice President and effective January 1996 a Senior Vice President of AMM.

     Keith A. Jensen was elected Executive Vice President of AAG in May 1999. Prior thereto, he served as Senior Vice President of AAG since February 1997. Prior thereto, for more than five years he was a partner with Deloitte & Touche LLP, an independent accounting firm.

     William J. Maney was elected Executive Vice President, Treasurer and Chief Financial Officer of AAG in May 1999. Prior thereto, he served as Senior Vice President, Treasurer and Chief Financial Officer of AAG for over five years.

     Mark F. Muething was elected Executive Vice President, General Counsel and Secretary of AAG in May 1999. Prior thereto, he served as Senior Vice President, General Counsel and Secretary of AAG for over five years.

     Jeffrey S. Tate was elected Executive Vice President of AAG in May 1999. Prior thereto, he served as Senior Vice President of AAG for over five years.

     Richard L. Magoteaux was elected Vice President of AAG in May 1996. Prior thereto for more than five years he was a Senior Manager with Ernst & Young LLP, an independent accounting firm.

     Christopher P. Miliano was elected Vice President and Controller of AAG in February 1995 and Assistant Treasurer in February 1997. Prior thereto, he served as an Assistant Vice President of AAG (since June 1993) and as a Director of Accounting and Corporate Reporting of AFC (from October 1989 to June 1993).

Holdings of Management

     Information concerning AAG's Common Stock beneficially owned by each director and executive officer and all directors and executive officers as a group as of March 1, 2000, is shown in the following table:

                                 Amount and Nature of
                                     Beneficial
      Name                          Ownership(a)(l)       Percent of Class
-----------------------          ---------------------    ----------------
Robert A. Adams                     [331,877] (b)                 *
Ronald G. Joseph                     [27,478]                     *
John T. Lawrence III                  19,562                      *
Carl H. Lindner                   35,059,995  (c)              82.5%
S. Craig Lindner                 [35,148,222] (c)(d)           82.7
William R. Martin                     17,080                      *
Ronald W. Tysoe                        2,797                     --
Charles R. Scheper                     9,805  (e)                 *
John B. Berding                      100,872                      *
Keith A. Jensen                       67,868  (f)                 *
William J. Maney                     [75,772] (g)                 *
Mark F. Muething                     104,481  (h)                 *
Jeffrey S. Tate                      112,807  (i)                 *
Richard L. Magoteaux                  12,690  (j)                 *
Christopher P. Miliano               [26,259] (k)                 *
All Directors and
Ex-ecutive Officers as
a Group (14 persons)              35,865,216                   83.7%

* Less than 1%

(a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares listed opposite their names. Includes shares which may be acquired pursuant to options which are exercisable within 60 days of the date hereof.

(b) Includes 3,424 shares allocated to Mr. Adams's account in the American Annuity Group, Inc. Employee Stock Ownership Retirement Plan ("ESORP"), 54,150 share equivalents allocated to Mr. Adams's account in the American Annuity Group, Inc. Deferred Compensation Plan ("Deferred Compensation Plan") and 254 shares held by Mr. Adams's minor children.

(c) Messrs. Carl H. Lindner and S. Craig Lindner may be deemed to own beneficially the shares set forth under "Principal Stockholders" for AFG, of which Mr. Carl Lindner is Chairman of the Board and Chief Executive Officer and a principal shareholder and Mr. S. Craig Lindner is a director, officer and principal shareholder.

(d) Includes 44,100 shares held by his spouse as custodian or as trustee for their minor children and 8,000 shares which are held in a trust for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

(e) Includes 9,805 share equivalents allocated to Mr. Scheper's account in the Deferred Compensation Plan.

(f) Includes 4,228 share equivalents allocated to Mr. Jensen's account in the Deferred Compensation Account.

(g) Includes 3,424 shares allocated to Mr. Maney's account in the ESORP and 9,094 share equivalents allocated to Mr. Maney's account in the Deferred Compensation Plan.

(h) Includes 2,867 shares allocated to Mr. Muething's account in the ESORP and 12,268 share equivalents allocated to Mr. Muething's account in the Deferred Compensation Plan.

(i) Includes 3,833 shares allocated to Mr. Tate's account in the ESORP and 5,937 share equivalents allocated to Mr. Tate's account in the Deferred Compensation Plan.

(j) Includes 773 shares allocated to Mr. Magoteaux's account in the ESORP and 980 share equivalents allocated to Mr. Magoteaux's account in the Deferred Compensation Plan.

(k)  Includes 2,857 shares allocated to Mr. Miliano's account in the ESORP.

(l) Messrs. Adams, Joseph, Lawrence, Carl H. Lindner, S. Craig Lindner, Martin, Berding, Tate and Miliano also beneficially own 634; 16,000; 4,000; 2,964,566; 4,611,499; 42,858; 9,246; 500 and 10 shares, respectively, of common stock of AFG. Mr. Martin also beneficially owns 40,126 shares of AFC preferred stock.

Committees and Meetings of the Board of Directors

     AAG's Board of Directors held six meetings and took action in writing on five occasions in 1999.

     Audit Committee. The Audit Committee consists of three members: William R. Martin (Chairman), John T. Lawrence III and Ronald W. Tysoe, none of whom is an officer or employee of AAG or any of its subsidiaries. Mr. Tysoe became a member of this Committee in February 1999. The Committee's functions include: recommending to the Board of Directors the firm to be appointed as independent accountants to audit the financial statements of AAG and its subsidiaries and to provide other audit-related services and recommending the terms of such firm's engagement; reviewing the scope and results of the audit with the independent accountants; reviewing with management and the independent accountants AAG's interim and year-end operating results; reviewing the adequacy and implementation of the internal accounting and auditing procedures of AAG; and reviewing the non-audit services to be performed by the independent accountants and considering the effect of such performance on the accountants' independence. The Audit Committee held six meetings in 1999.

     Executive Committee. The Executive Committee consists of three members: S. Craig Lindner (Chairman), Carl H. Lindner and Robert A. Adams. The Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors, except that the Committee's authority does not extend to certain fundamental matters, such as: amending the By-laws of AAG; filling vacancies in the Board of Directors; declaring a dividend; electing or removing the Company's principal officers; adopting or approving a plan of merger; consolidation or sale of a substantial portion of the Company's assets; dissolution or reorganization of AAG or establishing or designating any class or series of AAG stock (or fixing or determining the relative rights and preferences thereof). The Executive Committee did not meet in 1999.

     Organization and Policy Committee. The Organization and Policy Committee consists of two members: Ronald G. Joseph and John T. Lawrence III, neither of whom is an officer or employee of AAG or any of its subsidiaries. The Committee's functions include: reviewing the duties and responsi-bilities of the Company's principal officers; reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's principal officers; reviewing the Company's compensation and personnel policies; administering bonus and stock option plans; reviewing and making recommendations to the Board of Directors with respect to employee retirement policies; and supervising, reviewing and reporting to the Board of Directors on the performance of the management committee responsible for the administration and investment management of the Company's pension and savings plans. The Committee also reviews and advises the Board of Directors with respect to the nomination of candidates for election to the Board of Directors. The Organization and Policy Committee did not meet in 1999 and took action in writing on two occasions.

Compensation of Directors

     Officers of AAG do not receive any additional compensation for serving as members of the Board of Directors or any of its committees. Directors who are not employees of AAG receive an annual retainer of $25,000 for Board membership and an additional annual retainer of $5,000 for serving as Chairman of a Board Committee. Under AAG's Directors' Compensation Plan, non-employee directors will receive at least 50% of their retainers in Common Stock. In addition, directors who are not employees of AAG are paid a fee of $1,500 for attendance at each Board meeting, and $1,000 for attendance at each committee meeting. All directors are reimbursed for expenses incurred in attending board and committee meetings.

     Pursuant  to  the  Directors'   Stock  Option  Plan,  each  March  1,  each
non-employee director will receive a stock option to purchase 1,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the grant date. Each new non-employee director will receive an option to purchase 10,000 shares of AAG Common Stock, with an exercise price based on the average market price of AAG Common Stock for the ten trading days preceding the date of election as a director.

Compensation of Executive Officers

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to AAG and its subsidiaries for the three years ended December 31, 1999 paid to the chief executive officer and the other four most highly compensated executive officers of AAG.

                           SUMMARY COMPENSATION TABLE


                                                                             Long-Term
                                              Annual Compensation           Compensation
                                    -------------------------------------   ------------
                                                                            Securities
                                                          Other Annual      Underlying        All Other
 Name and Principal Position  Year   Salary      Bonus    Compensation (b)  Options (c)   Compensation (c)
----------------------------  ----  --------   ---------  ----------------  ------------   ----------------

Carl H. Lindner               1999  $101,923      --          $ 1,661            --                --
Chairman of the Board (a)     1998  $101,923      --          $ 4,061            --                --
                              1997  $101,959      --          $ 4,061            --                --

S. Craig Lindner              1999  $336,346   $              $   700            --                --
Chief Executive Officer       1998  $313,846   $275,000       $ 1,197            --                --
and President                 1997  $336,346   $277,500       $ 1,245            --                --

Charles R. Scheper            1999  $223,153   $              $ 1,392          50,000           $ 7,321
Chief Operating Officer

Robert A. Adams               1999  $542,000   $              $50,399           --              $30,000
Vice Chairman                 1998  $530,000   $418,000       $55,723          40,000           $30,000
                              1997  $514,712   $453,600       $57,518          50,000           $30,000

William J. Maney              1999  $234,135   $              $16,009           --              $14,048
Executive Vice President,     1998  $213,654   $114,000       $11,995          25,000           $20,271
Treasurer and Chief           1997  $193,654   $124,200       $10,922          25,000           $18,549
Financial Officer

Jeffrey S. Tate               1999  $234,135   $              $12,757           --              $14,048
Executive Vice President      1998  $213,654   $114,000       $28,658          25,000           $19,659
                              1997  $193,654   $124,200       $16,515          25,000           $26,001


(a) Mr. Lindner served as Chief Executive Officer of AAG until November 1999. In his capacity as Chairman of the Board of AAG, Mr. Lindner is paid a base annual salary of $100,000. Mr. Lindner did not participate in any other compensation plans of AAG.

(b) The amounts listed under "Other Annual Compensation" for 1999 include the value of automobile and homeowners insurance coverage provided pursuant to the Executive Insurance Program and the premiums paid for group life coverage in excess of $50,000 per individual, respective-ly, for each person as follows: Mr. Scheper - $0 and $547, Mr. Adams - $6,916 and $4,047, Mr. Maney - $13,045 and $1,725, and Mr. Tate - $4,231 and $658. The
     amounts for 1999 also include spousal travel reimbursement of $17,415 for Mr. Adams and $6,193 for Mr. Tate. The amount for Mr. Adams also includes an auto allowance of $14,400. The amounts for Messrs. Carl Lindner and S. Craig Lindner reflect premiums paid for group life coverage in excess of $50,000.



(c) Amounts listed under "All Other Compensation" for each of the named persons reflect amounts contributed to the AAG ESORP and AAG Auxiliary ESORP.


     On April 27, 1999, Charles R. Scheper was granted options to purchase 50,000 shares of Common Stock at a price of $22.12 per share. No other stock options were granted in the year ended December 31, 1999, to the Executive Officers named in the Summary Compensation Table.

     The following table contains information on the value of unexercised options as of December 31, 1999:

                       AGGREGATED OPTION EXERCISES IN 1999
                     AND OPTION VALUES AT DECEMBER 31, 1999

                                                 Number of
                                                 Securities       Value of
                                                Underlying       Unexercised
                                                Unexercised      In-the-Money
                                                  Options          Options
                                                 at Fiscal        at Fiscal
                                                  Year End       Year End (a)
                                              ---------------  -----------------
                      Options       Value        Exercisable/     Exercisable/
      Name           Exercised   Realized(b)    Unexercisable    Unexercisable
------------------   ---------   ----------   ---------------  -----------------
Carl H. Lindner          --           --                 --              --

S. Craig Lindner         --           --                 --              --

Charles R. Scheper       --           --         6,000/74,000            --

Robert A. Adams        20,000      $186,200   253,602/232,402  $950,011/$552,008

William J. Maney         --           --        79,287/77,858  $241,563/$157,876

Jeffrey S. Tate          --           --        79,287/77,858  $241,563/$157,876


(a) The Value of Unexercised In-the-Money Options at Fiscal Year End is calculated based on a market price for AAG Common Stock on December 31, 1999 of $18.00 per share. For options on which the exercise price is greater than $18.00 per share, the value is assumed to be -0-.

(b) The value realized on the exercise of stock options is calculated by subtracting the exercise price from the market value of AAG common stock on the date of exercise.


Organization and Policy Committee Report

     The Organization and Policy Committee of AAG's Board of Directors consists of two directors, neither of whom is an employee of AAG or any of its subsidiaries. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of each officer of the Company whose annual base salary exceeds $200,000. AAG's cash compensa-tion for executive officers for 1999 was comprised principal-ly of annual base salaries and payments pursuant to the Corporate Bonus Plan. Stock options are granted to executive officers to provide long-term incentive based compensation. Stock options have generally been granted in the fourth quarter of each year. However, the grant of stock options for 1999 was not made until the first quarter of 2000. In determining compensation for executive officers, the Committee does not make comparisons with other companies.

         Annual Base Salaries. The Committee approves annual base salaries and salary increases for executive officers that are appropriate for their positions and levels of responsi-bilities. The Committee takes into consideration the Company's long-term performance in establishing annual base salaries for executive officers.

         Corporate Bonus Plan. Each of the named executive officers, other than Carl H. Lindner, was eligible to partici-pate in the Corporate Bonus Plan. The Bonus Plan compensates participants based on the financial and operational performance of the Company. Under the Bonus Plan, the Organiza-tion and Policy Committee established a target bonus for each participant based on such person's duties and responsibilities with the Company and expected contribu-tions during the year. The Committee also estab-lished premium financial and operational goals for the Company. Based on the specific responsibilities of the participant, the Committee allocated a total of 100% among the premium, financial and operational goals. Based on the attainment of these goals, participants in the Bonus Plan could earn up to 125% of the target bonus amounts. The bonuses reported in the Summary Compensation Table for 1999 are amounts awarded to participating executive officers in the first quarter of 2000.

     Compensation of the Chief Executive Officer. In April 1992, the Organization and Policy Committee approved an annual base salary of $100,000 for Carl H. Lindner, Chief Executive Officer of the Company. In establishing this salary, the Committee considered the fact Mr. Lindner would not be working full-time on AAG related matters as a result of his numerous management responsibilities with AFG and its affiliates. In establishing Mr. Lindner's salary, the Committee gave consideration to the Company's long-term performance. During 1999, Mr. Lindner did not participate in any other compensation plans or arrangements of AAG. In November 1999, S. Craig Lindner became Chief Executive Officer of the Company.

     Stock Options. Stock options represent a performance-based portion of the Company's compensation system. The Committee believes that stockholders' interests are well served by aligning the interests of the Company's executive officers with those of stockholders by the grant of stock options. Incentive stock options are granted with an exercise price equal to the fair market value of AAG Common Stock on the date of grant and become exercisable at the rate of 20% per year. The Committee believes that these features provide executive officers with substantial incentives to maximize AAG's long-term success.

     Internal Revenue Code Section 162. Provisions of the Internal Revenue Code provide that compensation in excess of $1 million per year paid to the Chief Executive Officer as well as other executive officers listed in the compensation table will not be deductible unless the compensation is "performance based" and the related compensation is approved by stockholders. Section 162 was not considered by the Committee in determin-ing 1998 compensation.

                Members of the Organization and Policy Committee:

                                Ronald G. Joseph
                              John T. Lawrence III


     Organization and Policy Committee Interlocks and Insider Participation. The members of the Organization and Policy Committee are Ronald G. Joseph and John
T. Lawrence III, neither has been an officer or employee of AAG, AFG or any of their subsidiaries.

     Performance Graph. The following graph compares the cumula-tive total stockholder return on AAG Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Insurance (Life/Health) - 500 Index ("S&P Life") from the end of 1994 to the end of 1999. The graph assumes $100 invested on December 31, 1994 in AAG Common Stock, the S&P 500 and the S&P Life, including reinvestment of divi-dends. (The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.)

                             PERFORMANCE GRAPH INDEX
                                  DECEMBER 31

                        1994      1995      1996      1997      1998      1999
                        ----    -------   -------   -------   -------   -------
AAG                     $100    $125.89   $149.02   $233.15   $244.81   $192.78
S&P LIFE                $100    $143.60   $175.45   $219.40   $231.62   $199.18
S&P 500                 $100    $137.58   $169.17   $225.60   $290.08   $351.12

Certain Transactions

     AAG and AMM, a wholly-owned subsidiary of AFG, are parties to an Investment Services Agreement pursuant to which AMM provides investment and custodial services to AAG's insurance subsidiaries in accordance with guidelines. AAG and its subsidiaries pay AMM an annual fee of .10% of total invested assets (as defined), provided that such fee does not exceed the actual cost to AMM of providing such services, and AMM is reimbursed for certain expenses. Investment expenses charged by AMM to AAG and its subsidiaries were $2.9 million in 1999. In connection with the purchase of GALIC by AAG, Great American Insurance Company ("GAI"), the former parent of GALIC and a wholly-owned subsidiary of AFG, agreed to neutralize the financial impact on GALIC of the adoption of an actuarial guideline that was under consideration at the time of the transaction. This actuarial guideline was subsequently adopted with an effective date of December 31, 1995. AAG and GAI have agreed that the financial impact of the actuarial guideline would be offset by reduction of investment management fees. The amount paid in 1999 reflects this adjustment.

     AAG, GALIC and certain of their subsidiaries are members of AFC's consolidated tax group. AAG and GALIC have separate tax allocation agreements with AFC which designate how tax payments are shared by members of the tax group. In general, these companies compute taxes on a separate return basis. GALIC is obligated to make payments to (or receive benefits from) AFC based on taxable income without regard to temporary differences. If GALIC's taxable income (computed on a statutory accounting basis) exceeds a current period net operating loss of AAG, the taxes payable by GALIC associated with the excess are payable to AFC. If the AFC tax group utilizes any of AAG's net operating losses or deductions that originated prior to 1993, AFC will pay to AAG an amount equal to the benefit received.

     During 1999, AAG and its subsidiaries which are included in the AFC consolidated tax group incurred income tax expense of $21.6 million. In 1999, AAG paid AFC $1.5 million in tax allocation payments.

     GAI leases office space in a building owned by GALIC in Cincinnati, Ohio, under a lease which expires in March 2009. GALIC recorded rental income of approximately $900,000 from GAI in 1999. In 1999, AAG made payments of approximately $243,000 to Chiquita for the use of cafeteria and other facilities in Cincinnati, Ohio and for miscellaneous items.

     It was determined in 1992 that the agreements governing the Company's 1987 spin-off from American Premier Underwriters, Inc. ("APU") obligate the Company to reimburse APU for workers' compensation claim payments which continue to be required with respect to the Company's operations from 1978 to 1987. The Company paid approximately $12,000 to APU with respect to this liability during 1999.

     In July 1997, AAG and Carl H. Lindner purchased 49% and 51%, respectively, of the outstanding common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. AAG invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. In connection with this investment, AAG and Mr. Lindner entered into a Shareholders' Agreement which provides, among other things, for restrictions on the transfer of the shares of the entity and that Mr. Lindner will have the right to nominate a majority of that company's directors. AAG and GAI each have a 50% participation interest in a working capital credit facility under which the company may borrow up to $10 million at a rate of prime plus 3%. There were no borrowings outstanding under this facility in 1999. In September 1998, AAG made a loan in the amount of $4 million to this company. This loan bears interest at the rate of 14% and matures in September 2008. The proceeds were used to pay a portion of a $6.3 million capital contribution, including $3.1 million to AAG and $3.2 million to Mr. Lindner.

         GALIC has a line of credit with American Heritage Holding Corporation, a Florida-based home builder which is 49% owned by AFG and 11% owned by a brother of Carl H. Lindner. Under this agreement, the company may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to GALIC during 1999 and the balance at year-end 1999 was $6.7 million.

     AAG purchased various property and casualty insurance from GAI and paid approximately $149,000 in premiums in 1999.

Proxies and Voting Procedures

     Voting. Most stockholders can vote by using a toll-free telephone number, by completing a proxy card and mailing it in the postage-paid envelope provided or by attending the Annual Meting and voting in person. Stockholders should refer to their proxy card or the information forwarded by their bank, broker or other holder of record to see which options are available to them. The Telephone voting facilities will close at 12:01 a.m. Eastern Standard Time on ___________. The telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow stockholders to confirm that their instructions have been properly recorded.

     Proxy Card. To vote by telephone, stockholders should call 1-800-___-____ using any touch-tone telephone and have their proxy card ready. Stockholders will be asked to enter their control number and then to follow simple recorded instructions.

     To vote by mail, stockholders should complete and sign this proxy card and return it in the enclosed postage-paid envelope. If no instructions are specified on the proxy card, shares represented by the proxy will be voted for the seven nominees in Proposal No. 1 and for Proposal No. 2 to change the Company's name.

     The telephone voting facilities will close at 12:01 a.m. Eastern Standard Time on __________, 2000.

     Solicitation. Solicitation of proxies is being made by management at the direction of AAG's Board of Directors, without additional compensation, through the mail, in person and otherwise. The cost will be borne by AAG. In addition, AAG will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AAG will reimburse them for their expenses in so doing.

     Revocation. The execution of a proxy does not affect the right to vote in person at the meeting, and a proxy may be revoked by the person giving it prior to the exercise of the powers conferred by it. A stockholder may revoke a proxy by communicating in writing to the Secretary of AAG at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (including a telephone vote). In addition, persons attending the meeting in person may withdraw their proxies. Unless a proxy is revoked or withdrawn, the shares represented thereby will be voted or the votes withheld at the Annual Meeting or any adjournments thereof in the manner described in this Proxy Statement.

Quorum and Vote Required for Approval

     The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of AAG Common Stock outstanding at the Record Date shall constitute a quorum to consider Proposal 1 and 2. If a quorum does not attend the Annual Meeting, those stockholders who attend in person or by proxy may adjourn the meeting to such time and place as they may determine.

     The seven nominees receiving the highest number of votes will be elected as directors. The affirmative vote of a majority of the stockholders voting at the meeting are required to approve Proposal No. 2.

     Abstentions and broker non-votes will have no effect on any matter considered at the meeting.

Independent Auditors

     The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1999. Ernst & Young LLP also serves as independent auditors for AFG and many of its affiliates. Representatives of that firm will attend the annual meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by stockholders. No auditor has yet been selected for the current year since it is generally the practice of AFG and its subsidiaries not to select independent auditors prior to the annual stockholders meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires AAG's officers, directors and persons who own more than ten percent of AAG's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish AAG with copies of these reports. Based solely upon its review of reports received by it, or upon written representation from certain reporting persons that no reports were required, AAG believes that during fiscal 1999 all filing requirements were met.

Nominations and Stockholder Proposals for 2001 Annual Meeting

     The Organization and Policy Committee will consider stockholder suggestions for nominees for director. Suggestions for director consideration may be submitted to the Secretary of AAG at the Company's principal executive offices. Suggestions received by the Secretary's office by December 31 will be considered by the Committee for nomination at the next Annual Meeting of Stockholders. Stockholders may also make nominations for director by complying with the procedures described above under the caption "Nominees for Director."

     Other than the election of Directors and Proposal No. 2 to change the Company's name, management knows of no other matters to be presented at the Annual Meeting upon which a vote may be taken. The Proxy Form used by the Company for the Annual Meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the Meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2001 Annual Meeting, it must be received by February 15, 2001. In order for a proposal to be considered for inclusion in the Company's proxy statement for that Meeting, it must be received by January 17, 2001.

Annual Report and Form 10-K Report

     An annual report for the year ended December 31, 1999 and financial and other information about the Company has previously been provided or is being concurrently provided to all stockholders.


     THE COMPANY WILL SEND, WITHOUT CHARGE, A COPY OF ITS 1999 ANNUAL REPORT ON FORM 10-K (EXCLUDING EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO MARK F. MUETHING, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, P.O. BOX 120, CINCIN-NATI, OHIO 45201-0120.

Cincinnati, Ohio
March 17, 2000

                                                                         Annex 1


                          AMERICAN ANNUITY GROUP, INC.
                            Proxy for Annual Meeting

Registration Name and Address



The undersigned hereby appoints William J. Maney and Mark F. Muething, and each of them, proxies of the undersigned, each with the power of substitution, to vote all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of American Annuity Group, Inc. to be held on May 16, 2000 at 10:00 a.m., Eastern Time, and on such other matters as may properly come before the meeting and any adjournment of such meeting thereof.

To vote by telephone, stockholders should call 1-800-___-____ using any touch-tone telephone and have their proxy card ready. Stockholders will be asked to enter their control number and then to follow simple recorded instructions.

To vote by mail, stockholders should complete and sign this proxy card and return it in the enclosed postage-paid envelope. If no instructions are specified on the proxy card, shares represented by the proxy will be voted for the seven nominees in Proposal No. 1 and for Proposal No. 2 to change the Company's name.

The telephone voting facilities will close at 12:01 a.m. Eastern Standard Time on __________, 2000.

      The Board of Directors recommends a vote FOR the following Proposal:

1.   Election of Directors

     / / FOR  AUTHORITY  to elect the       / / WITHHOLD  AUTHORITY  to
         nominees listed below (except          vote for every nominee
         those whose names have been            listed below
         crossed out)

     Robert A. Adams          Ronald G. Joseph        John T. Lawrence III
     Carl H. Lindner          S. Craig Lindner        William R. Martin
     Ronald W. Tysoe

2.   Proposal  to  change  the  Company's  name  to  Great  American   Financial
     Resources, Inc.


DATE: ___________________, 2000       SIGNATURE: ______________________________


                                      SIGNATURE: ______________________________
                                      (if held jointly) Important: Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

This proxy when properly executed will be voted in the manner dictated herein by the above signed shareholder. If no direction is made, this proxy will be voted FOR the Proposals. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the proxy holders. To vote your shares, please mark, sign, date and return this proxy form using the enclosed envelope.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.